NewsRelease
For Immediate Release
October 27, 2011

Contact:
John Byczkowski, FHLBank Cincinnati
513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES THIRD QUARTER 2011 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the third quarter ended September 30, 2011. During the third quarter, the FHLBank’s financial condition remained strong, although earnings decreased compared to 2010’s operating results. The FHLBank continued to fulfill its mission by providing readily available and favorably priced wholesale funding to its member financial institutions, supporting its commitment to affordable housing, and paying stockholders a competitive dividend on their investment in our company. Highlights include:

•	For the third quarter, net income was $19 million and return on average equity (ROE) was 2.07 percent. This compares to net income of $37 million and ROE of 4.11 percent for the same period of 2010. For the first nine months of 2011, net income was $98 million and ROE was 3.70 percent, compared to net income of $120 million and ROE of 4.58 percent for the same period of 2010. The primary factor contributing to the third quarter decline in profitability was a sharp reduction in long-term interest rates, especially mortgage rates, which led to a $20 million increase in the amortization of purchased premiums on mortgage-related assets.

•	Total assets at September 30, 2011 were $66.9 billion, a decrease of $4.7 billion (seven percent) from year-end 2010. The decrease in assets at September 30, 2011 primarily reflected lower short-term investment balances at period end. Average asset balances in the first nine months of 2011 were $68.4 billion, a decrease of one percent from the same period of 2010. Balances of our two primary product lines – Advances to our Member institutions and loans in the Mortgage Purchase Program – grew one percent to total $37.5 billion at September 30, 2011.

•	Capital adequacy continued to be strong, exceeding all minimum regulatory capital requirements. On September 30, 2011, GAAP capital, which includes $436 million of retained earnings, stood at $3.5 billion, 5.28 percent of total assets and well above the regulatory minimum of 4.00 percent.

•	The FHLBank paid stockholders a cash dividend on September 15, 2011 at a 4.00 percent annualized rate, which was 3.70 percentage points above the third quarter average 3-month LIBOR. The average dividend paid for the first nine months of the year was 4.33 percent.

•	The FHLBank added $2 million during the third quarter of 2011 and $12 million in the first nine months of 2011 for use in its Affordable Housing Program, continuing the trend of adding to the available funds since the inception of the program in 1990.

Operating Results and Profitability

The ROE spreads to 3-month LIBOR and the Federal funds effective rate are two market benchmarks the FHLBank believes stockholders use to assess the competitiveness of return on their capital investment. These spreads were substantially below those in the same periods of 2010, but continued to represent competitive returns to stockholders.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
ROE	2.07%	4.11%	3.70%	4.58%
ROE spread to 3-month LIBOR	1.77%	3.72%	3.41%	4.22%
ROE spread to overnight Federal funds	1.99%	3.92%	3.59%	4.41%

The lower operating results and profitability for the two periods shown in 2011 compared to the same periods in 2010 primarily related to the reductions in long-term interest rates that occurred in 2011. The primary negative factors affecting net income are discussed below in estimated order of impact:

•	a significant increase ($29 million in the nine months comparison and $20 million in the three months comparison) in the amortization of mortgage asset purchase premiums, as lower mortgage rates accelerated actual and projected prepayment speeds;

•	a decrease in earnings ($14 million in the nine months comparison and $6 million in the three months comparison) from a lower yield on total interest-earning assets, a portion of which are funded with interest-free capital. The lower yield resulted mostly from the continued repricing of new mortgage assets in the historically low interest rate environment;

•	a lower average balance on loans in the Mortgage Purchase Program, which normally earn wider spreads than most other assets;

•	narrower spreads on new mortgage assets compared to spreads earned on mortgage assets that were pre-paid; and

•	net reductions ($1 million in the nine months comparison and $7 million in the three months comparison) in unrealized market values of derivatives.

Positive factors partially offset the negative factors as discussed below in estimated order of impact:

•	interest expense declined from retiring a significant amount of relatively high-cost Consolidated Obligation Bonds before their final maturities during the last twelve months;

•	a decrease ($16 million in the nine months comparison and $5 million in the three months comparison) in net amortization of premiums/discounts and concession costs on Obligations as fewer callable Bonds were retired in 2011 than in the comparable 2010 period; and

•	the FHLBank System’s REFCORP obligation was satisfied at the end of the second quarter 2011. REFCORP, which had been recorded as a reduction to net income, has been replaced with a 20 percent allocation of net income to restricted retained earnings. This change had a $4 million favorable impact to the third quarter earnings.

Assets and Mission Asset Activity

The ending balance of Mission Asset Activity – comprising Advances, Letters of Credit, and the Mortgage Purchase Program – was $42.3 billion at September 30, 2011 compared to $44.1 billion at year-end 2010.

The principal balance of Advances grew one percent from year-end 2010 to $29.7 billion at September 30, 2011. The average Advance principal balances in the first nine months of 2011 were $28.7 billion, a decrease of 11 percent from the same period of 2010. The principal balance of mortgage loans held for portfolio (the Mortgage Purchase Program) was $7.8 billion at September 30, 2011, an increase of $0.1 billion (one percent) from year-end 2010. In the first nine months of 2011, the FHLBank purchased $1.3 billion of mortgage loans, while principal paydowns totaled $1.2 billion.

The FHLBank’s business is cyclical and Mission Asset Activity normally stabilizes or declines in difficult macro-economic conditions, when financial institutions have ample liquidity, or when there is significant growth in the money supply. A weak economy brought slow growth in new consumer, mortgage and commercial loans, which resulted in members’ on-going subdued demand for Advances in the first nine months. In addition, significant government funding and liquidity programs continued to be available to members, which further reduced Advance demand, continuing a trend that began in 2008. The government’s activities were led by the Federal Reserve System and its quantitative easing programs, which resulted in the banking system holding an extremely large amount of excess reserves. The FHLBank would expect to see increased Advance demand when the economy improves, the Federal Reserve System’s monetary policy tightens, and the government’s liquidity programs wind down.

The balance of investments at September 30, 2011 was $26.1 billion, a decrease of 22 percent, or $7.3 billion, from year-end 2010. The change reflected normal day-to-day fluctuation in short-term investment balances, including the FHLBank’s decision to hold $2.4 billion in Federal Reserve deposits on the last day of the quarter due to the extremely low yields available on short-term investments. Average investment balances in the first nine months of 2011 were $31.1 billion, an increase of 15 percent from the same period of 2010. Total investments at September 30, 2011 included $11.3 billion of mortgage-backed securities and $14.8 billion of other instruments, which are generally short-term and held to support members’ funding needs, provide liquidity against the potential inability to access capital markets for debt issuances, and augment earnings. Most of the FHLBank’s mortgage-backed securities held are issued and guaranteed by Fannie Mae, Freddie Mac or a U.S. agency. The FHLBank owned one private-label mortgage-backed security (which was triple-A rated) with a principal balance of $20 million at September 30, 2011.

Risk Exposure

The FHLBank believes that its net liquidity position remained strong during 2011, as did its overall ability to fund operations through Consolidated Obligation issuances at acceptable interest costs. Even with the federal government’s fiscal challenges in July and August 2011 and the downgrade by Standard & Poor’s of the United States and subsequently the FHLBank System’s debt to AA+, the System continued to have uninterrupted access on favorable terms to the capital markets for its debt issuances and funding needs.

Market risk exposure was moderate during 2011 and was within the normal range of historical positioning.

The FHLBank also continued to experience limited overall credit risk exposure from offering Advances, making investments, and executing derivative transactions. Based on analysis of credit risk exposures and application of GAAP, the FHLBank required no loss reserve for Advances and considered no investments to be other-than-temporarily impaired at any point in 2011, consistent with previous years. The FHLBank believes its policies and procedures related to credit underwriting, Advance collateral management, and transactions with investment and derivative counterparties continue to fully mitigate these risks.

Although the FHLBank increased its allowance for credit losses in the Mortgage Purchase Program to $15 million at September 30, 2011, the FHLBank believes that credit risk in the mortgage loan portfolio remains moderate. However, in an adverse scenario of further extreme reductions in home prices and sustained elevated levels of unemployment, credit losses experienced in the portfolio could increase significantly.

Capital Stock and Retained Earnings

The amounts of GAAP and regulatory capital changed less than one percent between December 31, 2010 and September 30, 2011. The GAAP capital-to-assets ratio at September 30, 2011 was 5.28 percent, while the regulatory capital-to-assets ratio was 5.79 percent. Both rates were well above the regulatory required minimum of 4.00 percent. Regulatory capital includes mandatorily redeemable capital stock accounted for as a liability under GAAP.

Retained earnings were $436 million at September 30, 2011, a decrease of $2 million (less than one percent) from year-end 2010. Retained earnings are well above the minimum amount needed to protect against impairment risk of capital stock as assessed by the FHLBank. The FHLBank continued to pay stockholders a competitive dividend return in the first three quarters of 2011, although retained earnings declined $12 million in the third quarter to support the 4.00 percent annualized dividend rate paid.

Housing and Community Investment

In more than 20 years of partnering with members and housing organizations, the FHLBank has awarded $434 million for nearly 58,000 housing units through its Affordable Housing Program and Welcome Home Program. In the first nine months of 2011, the FHLBank’s earnings were sufficient to add $12 million to the programs, which will be awarded to members in 2012. In addition, the FHLBank maintains a voluntary housing program with a commitment of $1 million to help provide ramps for persons with mobility restrictions and accessibility rehab for special needs and elderly homeowners.

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The Federal Home Loan Bank of Cincinnati is a AA+ rated regional wholesale cooperative bank. The FHLBank raises private-sector capital from member-stockholders and, with 11 other FHLBanks in the FHLBank System, issues high-quality debt in the worldwide capital markets in order to provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their capital investment through quarterly dividends. The FHLBank also funds community investment programs that help our members create affordable housing and promote community economic development. The FHLBank has 741 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLBank’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLBank’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati

Financial Highlights (unaudited)

Dollars in millions

SELECTED BALANCE SHEET ITEMS

	September 30,	December 31,	Percent
	2011	2010	Change (2)
Total assets	$66,921	$71,631	(7)%
Advances (principal)	29,691	29,512	1
Mortgage loans held for portfolio (principal)	7,784	7,701	1
Total investments	26,054	33,314	(22)
Consolidated Obligations:
Discount Notes	33,339	35,003	(5)
Bonds	27,511	30,697	(10)

Total Consolidated Obligations	60,850	65,700	(7)

Mandatorily redeemable capital stock	331	357	(7)
Capital stock	3,106	3,092	—
Retained earnings	436	438	—
Total capital	3,534	3,523	—
Regulatory capital (1)	3,873	3,887	—
Capital-to-assets ratio (GAAP)	5.28%	4.92%
Capital-to-assets ratio (Regulatory) (1)	5.79%	5.43%

OPERATING RESULTS

	Three Months Ended September 30,			Nine Months Ended September 30,
			Favorable/			Favorable/
			(Unfavorable)			(Unfavorable)
	2011	2010	Change (2)	2011	2010	Change (2)

Total interest income	$231	$305	(24)%	$771	$952	(19)%
Total interest expense	(187)	(245)	24	(590)	(760)	22

Net interest income	44	60	(26)	181	192	(6)

Provision for credit	(2)	(4)	40	(6)	(4)	(56)
losses
Other income	(6)	8	NM	(3)	16	NM
Other expense	(15)	(13)	(8)	(42)	(39)	(9)
Assessments	(2)	(14)	83	(32)	(45)	30

Net income	$19	$37	(49)	$98	$120	(18)

Return on average equity	2.07%	4.11%		3.70%	4.58%
Return on average assets	0.11%	0.22%		0.19%	0.23%
Net interest margin	0.27%	0.36%		0.36%	0.37%
Annualized dividend rate	4.00%	4.50%		4.33%	4.50%
Average 3-month LIBOR	0.30%	0.39%		0.29%	0.36%

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)	Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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